                            CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT ("this Agreement"), made as of the 28th day of July, 1998, by and among THE WOODS ASSOCIATES, a Pennsylvania limited partnership (the "Partnership"), PREIT ASSOCIATES, L.P., a Delaware limited partnership ("OP"), and PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust ("PREIT"), and each general, limited and special limited partner of the Partnership executing a Joinder Agreement hereto and Assignment in the form of Exhibit B (each a "Partner" and, collectively, the "Partners.")

                             W I T N E S S E T H:

         This Agreement is made with reference to the following facts and objectives:

         (a) The Partnership owns a 100% fee simple interest in a Pennsylvania apartment property known as The Woods Apartments (the "Property").

         (b) The Property comprises 320 dwelling units, a club house and swimming pool and a single-family dwelling and is situated upon land owned in fee simple by the Partnership.

         (c) Upon the terms and conditions set forth in this Agreement, OP desires to obtain 100% of the partnership interests in the Partnership (the "Partnership Interests") in exchange for Class "A" limited partner interests (the "OP Units") in OP and/or cash.

         (d) The value of the OP Units and cash are to be allocated among the Partners in accordance with Schedule 1 attached hereto.

         (e) As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

         "Code" shall mean and refer to the Internal Revenue Code of 1986, as amended;

         "Environmental Law" shall mean and refer to any Federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials, and the rules, regulations and orders promulgated and/or issued thereunder;

         "Existing Lender" shall mean and refer to Sun Life Assurance Company of Canada;

         "Existing Loan" shall mean the Mortgage Note in favor of the Existing Lender, which had an original principal balance of $8,150,000.00 and which has a principal balance as of July 24, 1998 of $7,356,069.20 and which is secured by a mortgage or deed of trust on the Property;

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         "General Partners" shall mean and refer to Glick Woods Corp. and
Morse Woods Corp. collectively (both being Pennsylvania corporations);

         "Hazardous Materials" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable Pennsylvania Environmental Laws, and the regulations promulgated thereunder, in each case, as at the date of this Agreement;

         "PREIT" shall mean and refer to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (which operates as a self-administered and self-managed equity real estate investment trust);

         "PREIT Common Shares" shall mean and refer to the shares of beneficial interest in PREIT, which are traded on the New York Stock Exchange;

         "Capital Account Deficit" shall mean and refer to the negative Capital Account amount of each Unit Partner (as hereinafter defined) for Federal income tax purposes, as at the relevant date;

         "OP" shall mean and refer to PREIT ASSOCIATES, L.P., a Delaware limited partnership (in which PREIT is the sole general partner, and through which PREIT conducts its operational, management and investing activities);

         "Operating Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of PREIT Associates dated September 30, 1997, as amended;

         "OP Units" shall mean and refer to Class A Limited Partner Interests in OP, which are, subject to restrictions and the terms and conditions of the Operating Partnership Agreement, redeemable, at the election of the holder, for cash or, at the election of PREIT, for PREIT Common Shares on a one-for-one basis;

         "Partner" shall mean each and every one of the partners of the Partnership and "Partners" shall refer to all of the partners of the Partnership;

         "Partnership" shall mean and refer to THE WOODS ASSOCIATES, a Pennsylvania limited partnership;

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         "Property" shall mean and refer to the apartment project known as The
Woods Apartments, including: (i) the land occupied by such apartment project (the "Land"), as more particularly described on Exhibit A attached hereto, together with (a) all and singular the easements, rights-of-way, rights, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of the Partnership in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land; and (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (the "Improvements"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, mail boxes, sidewalks, maintenance buildings, swimming pools and other recreational facilities, security devices, signs and light fixtures; and

         "Transferred Liabilities" shall mean the Existing Loan and such other obligations and liabilities of the Partnership as are described on Schedule TL attached hereto;

         "Unit Partners" shall mean the Partners who are entitled to elect and who, in fact, elect to receive OP Units in exchange for their Interests (and their successors in interest with respect to such OP Units) and "Unit Partner" shall mean each of the Unit Partners.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and OP agree as follows:

         1.       EXCHANGE.

         (a) OP shall make an offer (the "Offer") to each of the Partners to exchange the Partner's Interests in the Partnership for cash and/or OP Units and/or a combination of cash and OP Units. The substance of the Offer shall be that each Partner may exchange his, her or its Partnership Interest for a share of the Adjusted Consideration as set forth in Section 2. The Partnership shall use its reasonable efforts to solicit acceptance from the Partners of the Offer, whether in exchange for cash or OP Units or a combination thereof. Upon and subject to the terms and conditions set forth in this Agreement, OP shall, on the Closing Date (as hereinafter defined), accept an assignment of the Partnership Interests from the Partners who have accepted the Offer (the "Accepting Partners") and will issue OP Units and/or pay cash to the Partners as each Partner shall elect and as provided herein. Partners accepting the Offer shall do so by executing a Joinder Agreement and Assignment in the form of Exhibit B hereto.

         (b) The General Partners shall accept the Offer with respect to all of their Partnership Interests. The General Partners shall recommend to all of the Limited Partners that they accept the Offer.

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         (c) On the Closing Date, the Partnership shall possess all right, title and interest in and to the following:

         (1) all furniture, furnishings, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by the Partnership, and used in connection with the Property (in each instance, the "Personal Property"), including, without limitation, all ranges, refrigerators, disposals, dishwashers, water heaters, furnaces, air conditioning units and equipment, carpeting, traverse rods, drapes and other window treatments, exhaust fans, range hoods, screens, model unit furniture, tools, parts, motors, supplies, pool and other recreational equipment, cabinets, mirrors, shelving, computers and other office equipment, stationery and other office supplies, maintenance vehicles and accessories, normal levels of inventory, and all replacements of, and/or substitutions for, any of the foregoing;

         (2) all present and subsequent leases with tenants, and/or other occupancy agreements, together with all pending applications for tenancy (the "Leases");

         (3) all service and maintenance contracts, and equipment leases, used or useful in connection with the Property, other than the management agreements which are to be terminated under this Agreement (in each instance, the "Service Contracts"), including, without limitation, natural gas purchase contracts, vehicle, communication and other equipment leases (the "Equipment Leases", and the vehicles and equipment covered thereby being herein called the "Leased Equipment"), coin-operated laundry concession leases, and pending purchase orders, all of which are listed on Schedule 2 attached hereto;

         (4) all trademarks, service marks, logos, trade, assumed or business names and telephone numbers related to the use and operation of the Property (in each instance, the "Trade Names"), except that the Partnership makes no representation or warranty of title or usage with respect to such Trade Names;

         (5) all contract rights, guaranties and warranties of any nature, and all architect, engineer, surveyor or other real estate professional plans, specifications, certifications, contracts, reports, audits, data or other technical descriptions;

         (6) all governmental permits, licenses, certificates, and approvals in connection with the ownership of the Property;

         (7) all escrow accounts, deposits, instruments and documents of title;

         (8) all of Seller's rights, claims, and causes of action, if any, to the extent they are assignable, under any warranties and/or guarantees of manufacturers, contractors or installers, rights against tenants and others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties from any previous owners of the Property, and


                                      4

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          (9)     all other personal property owned by Seller and used in
                  connection with the ownership, operation and maintenance of the Property and other property related to the Property.

         2.        CONSIDERATION.

         (a) The aggregate consideration (the "Consideration") payable by OP for 100% of the Interests shall be the difference between $21,150,000 and the principal amount on the Closing Date of the Existing Loan, subject to adjustments at Closing pursuant to Section 16 and the reductions described in Paragraph (e) of Section 3 and Paragraph (c) of Section 18. The Consideration, as so adjusted, is referred to herein as the "Adjusted Consideration."

         (b) On the Closing Date, each of the Partners who has accepted the Offer shall, pursuant to the Joinder Agreement and Assignment, assign his, her or its Interests to OP in exchange for the Exchange Price. "Exchange Price" for an Interest means the portion of the Adjusted Consideration allocable to such Interest, as set forth on Schedule 1. At Closing, the General Partners shall establish from Partnership funds otherwise distributable to the Partners on or before the Closing Date a "Reserve Amount". "Reserve Amount" means the sum of: (a) an amount equal to the current liabilities of the Partnership on the Closing Date (other than the principal amount of the Existing Loan) which would be accrued on a balance sheet of the Partnership as at the Closing Date prepared in accordance with generally accepted accounting principles, together with such other amounts as the General Partners may reasonably require (the "Liabilities Reserve") and (b) $200,000 (the "Indemnity Reserve"). The Reserve Amount shall be held and disbursed by the Disbursing Agent (as defined in Paragraph (c) of this Section 2) as described in Paragraph (c) of this Section 2 and in Paragraphs (a) and (b) of Section 3. The Reserve Amount shall initially be used to pay (xx) all amounts to satisfy the current liabilities of the Partnership and other liabilities of the Partnership other than the Transferred Liabilities ("Liabilities Claims") and (yy) any amounts paid or subject to claims of OP by reason of a material breach or material misrepresentation of any representations, warranties, covenants or agreements of the Partnership which survive Closing (but only during the period of such survival) ("Indemnity Claims"). In the event that any Partner shall not have executed and delivered a Joinder Agreement and Assignment on or before the Closing Date, OP shall have the right to terminate this Agreement on the Closing Date and receive a return of the Earnest Money Deposit and no party hereto shall thereafter have any liability hereunder.

         (c) At Closing, the General Partners shall deliver in immediately available funds from moneys otherwise distributable to the Partners (but not from proceeds of Consideration) to Holt, Ney, Zatcoff & Wasserman, LLP (the "Disbursing Agent") the Reserve Amount. The Reserve Amount shall be held and disbursed pursuant to the terms of an escrow agreement that shall be in form and substance substantially similar to that attached hereto as Exhibit H.

         (d) Partners who have elected to receive cash in exchange for all or any portion of their Partnership Interests shall be paid so much of the Exchange Price as they have elected to receive in cash at the Closing.

         (e) Partners who are accredited under applicable securities laws and who have elected to receive OP Units at least seven days prior to the Closing Date in exchange for all or any portion of their Partnership Interests shall be paid so much of the Exchange Price as they have elected to receive in OP Units by the issuance of OP Units. The number of OP Units to be issued to each Unit Partner shall be that portion of the Exchange Price as the such Unit Partner has elected to receive in OP Units divided by the twenty (20) day trailing average of the closing price of PREIT Common Shares on the New York Stock Exchange for the twenty (20) business days preceding the third business day prior to the Closing Date.

         3.       RELEASE OF RESERVES; CLOSING COSTS.

         (a) Rules Applicable to Reserve Amount While Held by the Disbursing Agent.

         (i) If any claim (a "Claim") is made by OP for payment out of the Reserve Amount held by the Disbursing Agent of an Indemnity Claim or a Liability Claim, OP shall thereafter notify the General Partners and the Disbursing Agent of such Claim. At such time as there is a Final Determination (as hereinafter defined) with respect to any such Claim, OP and the General Partners shall jointly instruct the Disbursing Agent to make disbursements out of the Reserve Amount appropriate to reflect such Final Determination. A "Final Determination" with respect to a Claim shall occur when: (x) OP and the General Partners agree in writing to a payment from the Reserve Amount with respect to a Claim; or (y) the arbitrator determining the disposition of a Claim pursuant to Section (iv) below renders a final decision with respect to a Claim determining that a payment is to be made from the Reserve Amount to OP; or (z) provided that the General Partners (on behalf of all of the former Partners of the Partnership) shall have been given an opportunity to participate in the defense of such third-party claim throughout the course of such third-party claim, the Claim is made on account of a judgment rendered by a court of competent jurisdiction requiring, on a third-party's claim, a specified payment on account of such Claim to the third-party claimant and such judgment has become final and not subject to further appeal.

         (ii) On December 31, 1998, and thereafter, at any time and from time to time, within 10 days after the written request of the General Partners, OP shall send a notice (the "Anniversary Notice") to the Disbursing Agent and to the General Partners describing each then outstanding Claim with respect to which a Final Determination has not theretofore been made and specifying what OP believes, acting reasonably and in good faith, to be the aggregate amount of damages that have been incurred theretofore or are likely to be incurred thereafter as a result of or arising out of each such Claim (the "Damage Amount").

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

         (iii) If the General Partners and OP do not agree, the determination of the Damage Amount with respect to any disputed Claim shall be immediately submitted to prompt and binding arbitration before an arbitrator appointed by the Philadelphia, Pennsylvania, office of the American Arbitration Association in accordance with its rules, and acting in accordance with its rules. If any such Disputed Amount relates to a third-party claim that is then in litigation or is otherwise unresolved, the standard to be applied by the arbitrator in determining the Damage Amount shall be the aggregate amount of damages that have been or are likely thereafter to be incurred by OP, including OP' attorneys' fees, court costs and other costs of defense, arising out of such claim. The award of the arbitrator shall be communicated to the parties and the Disbursing Agent and shall constitute a Final Determination, which shall be final, binding and not subject to appeal, with respect to all the Claims that are the subject of such award, notwithstanding that an underlying third-party claim still remains unresolved or is subsequently resolved in a manner inconsistent with the arbitrator's award.

         (b)      Rules Applicable to Amounts Disbursed to the General Partners.

         (i) On December 31, 1998, the Disbursing Agent shall disburse to the General Partners that portion of the Reserve Amount that has not been paid, disbursed or is then subject to a pending and unresolved Liability or Indemnity Claim. The General Partners may then elect (i) to continue to hold such disbursed amounts in trust for the benefit of the Partners, as a fund against which to pay unanticipated claims (the "Contingency Reserve"), and/or
(ii) to distribute some or all of such amounts to the Partners in accordance with their interests.

         (ii) At any time, and from time to time, after December 31, 1998, that there is a Final Determination that any remaining portion, if any, of the Reserve Amount is no longer subject to Liability or Indemnity Claims, OP and the General Partners shall jointly instruct the Disbursing Agent to distribute such remaining portion to the General Partners. The General Partners may then elect (i) to continue to hold such disbursed amounts in trust for the benefit of the Holders, as a fund against which to pay unanticipated claims (the "Contingency Reserve"), and/or (ii) to distribute some or all of such amounts to the Holders in accordance with their interests. Notwithstanding the above, Dissenting Partners shall not be entitled to a distribution of any portion of the Indemnity Reserve.

         (iii) Subject to the following sentence, not later than January 15, 1999 (provided that there have been no unanticipated Claims asserted against the Partnership), the General Partners shall distribute any balance remaining in the Contingency Reserve to the Partners in accordance with their interests. In the event that on January 15, 1999 there are unanticipated claims pending or asserted, or the General Partners have reason to believe that such unanticipated claims may be asserted, the General Partners may continue to hold the Contingency Reserve until such time as the General Partners deem prudent, after which any undisbursed amount remaining in the Contingency Reserve shall be disbursed by the General Partners to the Holders in accordance with their interests. In no event shall OP or PREIT have any liability to any Partner in respect of any portion of the Reserve Amount or the Contingency Reserve.

        (c) No Claim shall be valid unless a claim is made on or before December 31, 1998 (or, with respect to any Claim of which notice has been provided to the General Partners on or before December 31, 1998, such later date as may be approved by the General Partners).

         (d) OP shall pay all recording fees, its attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for its title insurance policy, the costs for updating any surveys, the costs of any environmental surveys and studies, all (if any) Pennsylvania state and local recordation and/or transfer taxes, the fee described in section 20 payable to CB Richard Ellis and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Partnership shall pay its attorneys' fees and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property, including any costs required to clear title to the Property in accordance with Section 13 hereof.

         (e) The Consideration shall be reduced by the amount of the fee described in section 20 payable to CB Richard Ellis and one-half of any transfer taxes imposed on this transaction, if any.

         (f) On, or at any time prior to, the Closing Date, the General Partners shall have the right to spend on behalf of the Partnership and/or distribute to the partners of the Partnership any and all cash and securities held by the Partnership (other than amounts in its Security Deposit accounts, unless otherwise provided pursuant to Subsection 16(d)), it being specifically agreed and understood that OP is not purchasing the cash and securities of the Partnership, and that a portion of the amounts so distributed shall be applied to fund the Reserve Amount.

         (g) Promptly following the Closing, (i) the Reserve Amount shall be adjusted to reflect inaccuracies (if any) in the determination made at the Closing of the current liabilities of the Partnership on the Closing Date, and
(ii) a payment shall be made to reflect inaccuracies (if any) in the determination made at Closing of the Partnership's cash and securities.

         4.       OP UNITS.

         (a) Distributions with respect to the OP Units shall be paid pursuant to the provisions of the Partnership Agreement.

         (b) The OP Units will be redeemable in accordance with the provisions of the Operating Partnership Agreement.

         (c) The OP Units will be transferable in accordance with the provisions of the Operating Partnership Agreement.

         (d) Upon the terms and conditions of a Registration Rights Agreement, in the form of Exhibit C attached hereto, to be dated the Closing Date, the Unit Partners shall have registration rights with regard to any of PREIT Common Shares which may be issued upon redemption of the OP Units (the "Registration Rights"). The exercise of Registration Rights shall be without cost to the Partners.

         5. EXISTING LOAN. To the extent that there are any prepayment or assumption fees (including any lender approval fees and fees and expenses of the lender's lawyers and TPA fees and charges) in connection with the Existing Loan or substituting OP as the general partner with respect to the Existing Loan, OP shall be responsible for payment of those fees. OP and the Partnership acknowledge and agree that it is most likely that either the Existing Loan or a new mortgage ("New Mortgage") will need to be in place in order to protect the tax deferred nature of the transaction for the Unit Partners.

         6. PERMITTED EXCEPTIONS. The Property at Closing shall be subject only to the following (the "PERMITTED EXCEPTIONS"):

         (a)      the Existing Loan;

         (b)      the lien of real estate taxes not yet due and payable;

         (c)      the Leases;

         (d)      the Service Contracts;

         (e) easements, rights-of-way, covenants, restrictions and other matters of record set forth on Schedule 4; and

         (f) such other agreements and matters as may be agreed to by the General Partners and OP.

         7.       OBLIGATIONS AND COVENANTS OF THE PARTNERSHIP.

         (a) From the date of this Agreement to the Closing Date, except as specifically agreed otherwise by OP in writing in the particular instance the Partnership shall:

         (1) Maintain, manage and operate the Property in substantially the same condition and manner as such Property is now maintained, managed and operated by the Partnership, and keep the Property, including, without limitation, the Improvements and Personal Property, in substantially the same good condition and repair as such Property is now maintained, ordinary wear and tear excepted;

         (2) Maintain the Existing Loan in full force and effect, timely make all payments, and observe and perform all covenants to be paid, observed or performed by the mortgagor thereunder, and promptly deliver to OP notice of any receipt or delivery of any notice (including any notice of default) thereunder;

         (3) Promptly provide OP with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby compliance with any Environmental Law is called into question;

         (4) Maintain in full force and effect all of the existing insurance policies regarding the Property;

         (5) Promptly deliver notice to OP of, and, defend, at the Partnership's expense, all actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof;

         (6) Promptly deliver notice to OP of any actual or threatened condemnation of the Property, or any portion thereof;

         (7)      Maintain all Licenses in full force and effect;

         (8) Maintain all Service Contracts in full force and effect; timely make all payments, and observe and perform all obligations to be paid, observed or performed by the Partnership thereunder; and promptly notify OP of any receipt or delivery of any notice (including any notice of default) thereunder;

         (9) Provide in accordance with its ordinary practices all services, repairs and other work required to be provided by the landlord under the Leases;

         (10) Reasonably cooperate with OP (but without obligation to incur expenses in connection therewith with the exception of the legal fees and expenses of its counsel) in connection with (i) the consummation of the transaction contemplated by this Agreement, and (ii) the preparation of the Closing documents and apportionments hereunder;

         (11) Promptly deliver to OP a copy of any notice of required work from any company insuring the Property against casualty loss;

         (12) Terminate all management agreements pertaining to the Property, effective as of the completion of the Closing on the Closing Date;

         (13) Promptly deliver to OP a copy of any notice of any violation (or alleged violation) of any law, ordinance, order, requirement or regulation of any Federal, state, county, municipal or other governmental department, agency or authority relating to the Property; and

         (14) Promptly give written notice to OP of the occurrence of any condition or event which materially and adversely affects the truth or accuracy of any representation or warranty made (or to be made) by the Partnership under or pursuant to this Agreement.

         (b) From the date of this Agreement to the Closing Date, except as specifically agreed otherwise by OP in writing in the particular instance the Partnership shall not:

         (1) Except with the consent or in conjunction with OP, modify, amend, renew, extend, terminate or otherwise alter the Existing Loan, or any document or documents relating thereto or permit or consent to the placement of any new liens encumbering the Property;

         (2) Increase any wage or fringe benefit payable to any employee at the Property, without the prior written consent of OP, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

         (3) Remove from the Property any article of Personal Property, except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any such article removed for repairs shall be returned to the Property promptly upon its repair, and shall remain a part of the Personal Property, whether or not such article shall be located on the Property at the time of the Closing, and any such article so discarded shall be replaced with a new or replacement article of similar quality and utility prior to Closing;

         (4) Modify, amend, renew, extend, terminate or otherwise alter any of the Service Contracts, or enter into any new service or maintenance contract, equipment lease or, except in the ordinary course of business, any purchase order affecting the Property, and extending beyond, or for any work or improvement which will not be completed and paid for prior to, the Closing Date, without the prior written consent of OP, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

         (5) Except in the ordinary course of business, terminate any Lease. Ordinary course of business shall be deemed to include, without limitation, non-renewals of problem tenants, commencement of summary ejectment proceeding where a tenant is more than ten (10) days delinquent in the payment of rent, cases of any Lease where the tenant is more than thirty (30) days delinquent in the payment of rent, or in which there has been a material violation of the obligations of tenant;

         (6) Except in the ordinary course of business, enter into any new Lease, or renew or extend any existing Lease, for a term in excess of twelve months, or at a monthly rental less than the relevant rental rate set forth in the rental schedule for the Property approved by OP;

         (7) Except for modifications and amendments required to comply with applicable law and of which notice is given to OP, modify or amend the present form of lease in use by the Partnership, without the prior written consent of OP;

         (8) Enter into any new license, franchise, concession or easement agreement affecting the Property, without the prior written consent of OP, in each instance,

         (9) Except in the ordinary course of business of the Partnership, apply any Security Deposits against rent delinquencies or other Lease defaults, other than in the case of tenants who have vacated their apartments, or are currently involved in litigation with the Partnership;

         (10) Undertake or commence any renovations or alterations at the Property, except those (a) made in the ordinary course of business to prepare apartments for occupancy or (b) necessary to comply with any of the provisions of this Agreement, without the prior written consent of OP, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed;

         (11) Sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property, or the Personal Property, or any interest therein, except in the case of the sale or other disposition of items of Personal Property to be replaced hereunder;

         (12) Initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Property; and

         (13) Issue any press release or other media publicity of any kind whatever with respect to this Agreement, or the transaction contemplated hereby, without the prior written consent of OP.

         (14) Permit any transfers of Interests, or admit any substitute Partners to the Partnership, after July 31, 1998, in each case other than those transactions to be effected at the Closing.

         7.1 OBLIGATIONS AND COVENANTS OF OP AND PREIT. OP and PREIT covenant and agree with the Partnership, both before and after Closing:

         (a) Distributions with respect to the OP Units will be at least equal in amount and identical in timing to the dividends on PREIT Common Shares, except that the initial distribution payable with respect to the OP Units issued to the Unit Partners shall be made on the date on which PREIT shall pay the dividend to holders of PREIT Common Shares that relates to the earnings for the calendar quarter in which the OP Units were issued to the Unit Partners, and shall be prorated such that the Unit Partners will receive a pro-rata distribution for the period from the date on which the OP Units were issued to the Unit Partners to, and including, the last day of the calendar quarter in which the OP Units were so issued.

         (b) The General Partners may retain copies of any and all books and records pertaining to the Partnership and the operation of the Property so that the General Partners may wind up the affairs of the previously conducted business.

         (c) At the Closing, OP shall deliver to each Unit Partner good and marketable title to the OP Units allocated to such Unit Partner, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Unit Partner as a limited partner in OP.

         (d) At all times during the Tax Protection Period (as defined in the following sentence), OP shall (and following the Tax Protection Period OP shall use reasonable efforts to) allocate to each Unit Partner, for Federal income tax purposes, (i) pursuant to Section 752 of the Code, nonrecourse debt of OP in an aggregate amount not less than the Basis Protection Amount (calculated as provided in subsection (e)) of such Partner, as adjusted from time to time, and (ii) sufficient qualified nonrecourse financing (within the meaning of Section 465 of the Code) to prevent the application of Subsection 465(e) of the Code to such Partner. For purposes of this Agreement, the "Tax Protection Period" means the period commencing on the Closing Date and continuing thereafter for eight years.

         (e) The initial Basis Protection Amount of each Unit Partner shall be equal to the amount of such Unit Partners capital account deficit in the Partnership as at (just prior to) the contribution of such Partner's Interest in the Partnership to OP on the Closing Date (and without taking into account the book-up adjustment to be made thereto in connection with such contribution). For the Tax Protection Period, the Basis Protection Amount of each Unit Partner shall be adjusted annually to reflect changes occasioned at the level of OP, including, without limitation, distributions made by OP, to the extent (and only to the extent) that such changes produce changes in the tax basis of such Unit Partner for his interest in OP. OP agrees that the methodology chosen under Section 704(c) of the Code in connection with the Unit Partners' contributions of their Interests to OP hereunder shall be the "traditional" method.

         (f) For the Tax Protection Period, OP shall not sell, exchange, transfer or otherwise dispose of the Property, or any replacement of the Property (in any event, a "Property Transfer"), unless such Property Transfer occurs in such manner as to be tax free to each Unit Partner or unless OP reimburses each Unit Partner on an after-tax basis for any tax liability resulting from such Property Transfer by reason of Section 704(c) of the Code. Following the Tax Protection Period, OP shall use reasonable efforts to utilize Section 1031 of the Code to prevent or minimize recognition of taxable gain by the Unit Partners in connection with each disposition of the Property or any replacement thereof.

         (g) OP and PREIT shall cause the Existing Loan to be paid as and when the same becomes payable.

         (h) OP and PREIT shall take such action from time to time as may be necessary to assure that, after the Closing, no Unit Partner has an obligation to make a contribution to OP, except (i) to the extent expressly agreed upon by such Unit Partner or (ii) as provided by applicable law or the Operating Partnership Agreement.

         (i) OP and PREIT shall take such action from time to time as may be necessary to prevent any power of attorney granted by a Unit Partner pursuant to the Operating Partnership Agreement from being employed to produce an effect which, if produced by an amendment to the Operating Partnership Agreement, would cause such amendment to be ineffective unless adopted with the consent of such Partner.

         7.2 CONSENTS AND SPECIAL AGREEMENTS OF THE PARTNERS. By execution of a Joinder Agreement and Assignment in the form of Exhibit B hereto, each
Partner:

         (a) Irrevocably consents to each of the transactions contemplated hereby, including, without limitation (i) the transfer of all of the Interests, including the Interests of the General Partner, to OP and/or its permitted assigns; (ii) the admission and substitution of OP and its permitted assigns as substitute general or limited partners of the Partnership and the sole partners of the Partnership on and after the Closing Date; and (iii) the termination of the Partnership under the Code by reason of the foregoing.

         (b) Consents to an amendment to the Agreement of Limited Partnership of the Partnership, effective on the date of this Agreement, deleting the first two sentences of Section 6.4 thereof.

         (c) If a Unit Partner, irrevocably consents to an amendment to the Operating Partnership Agreement establishing a sixty (60) day redemption period for OP Units issued on or after August 1, 1998 (including, without limitation, the OP Units to be issued pursuant to the terms hereof).

         8. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP.

         (a) The Partnership and each Accepting Partner hereby, jointly and severally, represents and warrants that each of the following numbered sentences is true, complete and accurate as of the date of this Agreement and, subject to any qualifications made on the Closing Date necessary to make such representations and warranties continue to be true and correct on the Closing Date by reason of changes in such matters covered thereby between the date hereof and the Closing Date ("Closing Date Qualifications"). Pending the Closing or termination hereof the Partnership shall use its best efforts to maintain the accuracy (aside from inaccuracies which are not material or not adverse to the interests of the Partnership or OP) of the following numbered sentences. The truth, completeness and accuracy of the following numbered sentences (aside from omissions and inaccuracies which are not material or not adverse to the interests of the Partnership or OP), and without regard to the Closing Date Qualifications, as of the Closing Date shall be a condition precedent to OP's obligation to effect the Closing, but if OP proceeds to effect the Closing only the following numbered sentences, subject to the Closing Date Qualification, shall survive the Closing. For purposes of the following numbered sentences, the Partnership will be considered to have knowledge of a fact if and only if that fact is actually known to Michael I. Glick, Lester S. Morse, Jr., or any full-time employee of the Partnership.

         (1) The Partnership is the sole owner of, and has good, marketable and insurable fee simple title to the Property, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

         (2) The Partnership owns legal and beneficial title to the Personal Property, other than the Leased Equipment, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

         (3) There are no agreements with regard to the Leased Equipment other than the Equipment Leases listed in Schedule 2 attached hereto, and true and complete copies of all Equipment Leases have been or will be delivered to OP.

         (4) To the best knowledge of the Partnership, each of the Equipment Leases is in full force and effect; none of the parties thereto is in default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

         (5) To the best knowledge of the Partnership, the Existing Loan is in full force and effect; there exists no default thereunder; and no event has occurred that with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

         (6) To the best knowledge of the Partnership, true, complete and accurate copies of the Existing Loan documents have been or will be made available to OP.

         (7) The Partnership is a limited partnership, duly organized, validly existing, and in good standing under the laws of Pennsylvania, and subject to consent of the Partners of the Partnership and consent of Existing Lender, has full power and authority to enter into, and to fully perform and comply with the terms of this Agreement and to own, lease and operate its properties and to carry on its business as it is now being conducted.

         (8) Subject to consent of the Existing Lender, the execution and delivery of this Agreement, and its performance by the Partnership and each Partner, will not conflict with, or result in the breach of, any contract, agreement, law, rule or regulation to which the Partnership is a party, or by which the Partnership or any Partner is bound.

         (9) Subject to consent of the Existing Lender, this Agreement is valid and enforceable against the Partnership and each Partner in accordance with its terms, and each instrument to be executed by the Partnership pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors' rights generally.

         (10) No written notice has been received by the Partnership from any insurer, or from the Existing Lender, with respect to any defect which affects the Property, or the use or operation thereof, which remains uncured or uncorrected.

         (11) To the best knowledge of the Partnership and except as set forth on tax bills for the Property provided to OP before the end of the Inspection Period, there are no special or other assessments for public improvements or otherwise now affecting the Property, nor does the Partnership know of (i) any pending or threatened special assessments affecting the Property, or (ii) any contemplated improvements affecting the Property that may result in a special assessment against the Property.

         (12) To the best knowledge of the Partnership, the Partnership has not received any notice from any party that the Property, or the current use, occupation or condition thereof, violate(s) any governmental statute, law, ordinance, rule or regulation applicable (or allegedly applicable) to the Property, or any order of any governmental agency relating to the Property and/or the use and/or legal occupancy thereof, or any applicable deed restrictions or other covenant, easement or agreement pertaining to the Property (including, without limitation, any of the Permitted Exceptions), or any approval pertaining to the Property, and to the best knowledge of the Partnership, the Property, and the current use, occupation and condition thereof, do not violate any such statute, law, ordinance, rule, regulation, order, restriction, covenant, easement, agreement or approval.

         (13) To the best knowledge of the Partnership, all certificates of occupancy, operating permits and licenses (the "Licenses") required by any relevant governmental authority for the lawful use, operation and occupancy of the Property have been issued, and are in full force and effect.

         (14) The Partnership has received no notice that the current use, operation or occupancy of any part, or all, of the Property violates any of the Licenses, and to the best knowledge of the Partnership all of the Licenses can remain with the Property after acquisition by Interests without charge by any relevant governmental authority.

         (15) There is no action, proceeding or investigation pending against the Partnership or the Property, by or before any court or governmental department, commission, board, agency or instrumentality.

         (16) To the best knowledge of the Partnership, all financial information about the Property heretofore furnished by the Partnership or the General Partners to OP is true, complete and correct in all material respects as of the date therein specified.

         (17) To the best knowledge of the Partnership, there is no Federal, state, county or municipal plan to restrict or change access from any such highway or road to the Property, or of any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property.

         (18) The Partnership has not (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

         (19) To the best knowledge of the Partnership, there is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of the Partnership, or the debts of the Partnership, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for the Partnership or the Property.

         (20) To the best knowledge of the Partnership in reliance on (i) that certain environmental assessment dated March 22, 1993 prepared by Criterion Laboratories, Inc. and (ii) that certain environmental assessment dated July 24, 1998 prepared by Tri-State Environmental Management Services Inc. (collectively the "Environmental Reports"), and except for matters described in the Environmental Reports and Hazardous Materials customarily used, produced or transported in the operation and management of residential rental communities (including but not limited to liquid propane gas, heating oil and sewage), there are no Hazardous Materials on, in or under the Property, and the Property has never been used by the Partnership or any other person, to generate, treat, store, dump, release, emit, use, transport or in any manner deal with Hazardous Materials.

         (21) To the best knowledge of the Partnership, except for matters described in the Environmental Reports the present use and occupation of the Property does not violate any Environmental Law.

         (22) To the best knowledge of the Partnership, the summaries of Leases affecting the Property attached as Exhibit D to this Agreement (the "Rent Roll") are, in all material ways true, complete and accurate as at the date set forth therein.

         (23) True and complete copies of all Leases have been made available to OP at the Property.

         (24) Except for the Existing Loan, the Partnership has not assigned, mortgaged, pledged, hypothecated or otherwise encumbered any of its rights or interests under any of the Leases.

         (25) To the best knowledge of the Partnership, the Rent Roll attached as Exhibit D accurately includes each tenant's name, a description of the dwelling unit leased by such tenant, the amount of rent due monthly from such tenant, the amount of the security deposit, if any, paid by such tenant (collectively, the "Security Deposits"), and the expiration date of the term of such Lease.

         (26) To the best knowledge of the Partnership, except as indicated on the Rent Roll, each Lease is in full force and effect.

         (27) To the best knowledge of the Partnership, except as indicated on the Rent Roll, all rents are being paid and are current (within 15 days of their due date).

         (28) To the best knowledge of the Partnership, except as indicated on the Rent Roll, no tenant has paid any rent for more than one month in advance.

         (29) To the best knowledge of the Partnership, except as indicated on the Rent Roll, no tenant is entitled to any free rent, abatement of rent or similar concession.

         (30) To the best knowledge of the Partnership, as of the date of this Agreement, the Security Deposits under the Leases are as set forth in the Rent Roll.

         (31) To the best knowledge of the Partnership, no brokerage commission or other compensation is payable (or will, with the passage of time, or occurrence of any event, or both, be payable) with respect to any Lease.

         (32) As of Closing the Partnership shall have complied with all of the requirements of the relevant Pennsylvania laws regarding the holding of tenant security deposits.

         (33) Except for the Service Contracts listed on Schedule 2 attached hereto, there are no service or maintenance contracts, or pending purchase orders pertaining to the Property which may not be terminated upon not more than thirty (30) days' notice, without payment of any penalty or termination fee.

         (34) True and complete copies of the Service Contracts have been made available to OP at the Property.

         (35) To the best knowledge of the Partnership, each of the Service Contracts is in full force and effect; none of the parties thereto is in default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

         (36) Schedule 1 hereto lists the current holders of all outstanding Interests and the percentage interest in distributions from the Partnership held by each Partner. In the event that any Partner listed on Schedule 1 transfers any Interests prior to the Closing Date, the Partnership shall use good faith reasonable efforts to promptly provide written notice to OP of such transfer, and such notice shall include the names of the transferor and the transferee, the address of the transferee and a description of the interests transferred.

         (37) Each Partner is the sole legal and beneficial owner of the Interests owned by such Partner and owns such Interests free and clear of all liens, claims, charges or encumbrances; upon completion of the Closing, OP, together with any assignee of any portion of the Interests which OP is entitled to acquire hereunder, shall own all of the Interests in the Partnership, free and clear of all liens, charges and encumbrances except those arising by reason of actions taken by OP or its assignee.

         (38) To the best knowledge of the Partnership, except: (i) as disclosed in Schedule 3 attached hereto; (ii) for the Existing Loan, the Transferred Liabilities, and liabilities and obligations incurred in the normal course of business of the Partnership; and (iii) as otherwise disclosed in this Agreement, the Partnership has no material liability or obligation of any nature which materially affects or is related to the Property or Personal Property whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

         (39) Except as previously disclosed to OP, all of the ranges and refrigerators in the Property are the property of the Partnership and not of the tenants.

         (40) The Partnership has filed or will file when due all notices, reports and returns of Taxes (as defined below) required to be filed before the Closing Date and has paid or, if due after the date hereof and prior to the Closing Date, will pay, all Taxes and other charges for the periods shown to be due on such notices, reports and returns or otherwise due with respect to the periods covered by such notices, reports or returns. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sale, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof with respect to the assets or the business of the Partnership, and including any interest, penalties or additions attributable thereto.

         (41) At least 90% of the Interests in the Partnership are owned by more than thirty-six (36) Partners.

         (b) All of the representations and warranties of the Partnership and Partners set forth in this Agreement, subject to the Closing Date Qualifications, including, without limitation, the following indemnity, shall survive the Closing through December 31, 1998, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any such surviving representation or warranty of the Partnership shall be brought, if at all, on or before December 31, 1998 or thereafter be forever barred and the limitations of liability as set forth in Paragraph (c) below shall apply to any such claim. The foregoing temporal limitation shall not apply in the case of fraud or intentional material misrepresentation.

         (c) The Partners shall indemnify OP, and hold harmless and defend OP, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a material breach of any of the representations and warranties of the Partnership and Partners set forth in this Agreement which survive the Closing. Notwithstanding anything to the contrary contained in this Agreement, neither the General Partners nor any other Partner shall have any personal liability, and no action of any kind shall be commenced or maintained against any of them or their respective assets, with respect to this Agreement and/or the transactions described in this Agreement, and OP, its successors and assigns, shall look solely to (i) prior to the Closing Date, the assets of the Partnership and (ii) from and after the Closing Date, the cash or assets held by the Disbursing Agent pursuant to Paragraph (c) of
Section 2 above, for the payment of any Claim against or the performance of any obligation of the Partnership. The foregoing limitation of liability shall not apply in the case of fraud or intentional material misrepresentation.

         (d) Except as expressly provided in this Agreement, neither the Partnership nor Partner has made any representations and/or warranties regarding the Property and the Partnership Interests, and, except as expressly set forth in this Agreement, OP shall, at Closing, accept the Property and the Interests in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise.

         9. REPRESENTATIONS AND WARRANTIES OF OP AND PREIT.

         (a) OP and PREIT represent and warrant that each of the following is true, complete and accurate as of the date of this Agreement, and will be true, complete and accurate as of the Closing Date, and, as the context may require, thereafter. For purposes of the following numbered sentences, OP and PREIT will be considered to have knowledge of a fact if and only if that fact is actually known to Jonathan B. Weller or Jeffrey A. Linn.

         (1) OP and PREIT are duly organized, validly existing and in good standing (under the laws of their respective states of organization), and each has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, to own and/or lease the assets owned and/or leased by it in connection with the conduct of its business as it is now being conducted, and to carry on such business.

         (2) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by OP, nor the execution, delivery and performance of the Registration Rights Agreement by PREIT, nor the execution and delivery of the Amendment (as hereinafter defined) by OP, nor the execution, delivery and performance of all other agreements contemplated by this Agreement, nor the issuance and delivery of the OP Units by OP, will conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which either PREIT or OP is a party, or by which either PREIT or OP is bound.

         (3) This Agreement has been duly authorized, executed and delivered, and constitutes a legal and binding obligation of OP and PREIT, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.

         (4) Each instrument to be executed and delivered by OP and/or PREIT pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against OP and/or PREIT in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors' rights generally and principles of equity applicable to the availability of the remedy of specific performance.

         (5) To the best knowledge of OP, there is no litigation, proceeding or investigation pending, or threatened, against or affecting OP, or PREIT, that might affect the validity of this Agreement, or any action taken, or to be taken, by OP, or PREIT, pursuant to this Agreement, or that might have a material adverse effect on the business of OP.

         (6) At the Closing, OP shall deliver to each Unit Partner good and marketable title to the OP Units allocated to such Unit Partner, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement, the Registration Rights Agreement, and the Subscription Agreement, and shall, by execution of the Amendment, admit each Unit Partner as a limited partner in OP.

         (7) The Operating Partnership Agreement attached as Exhibit E, to this Agreement is true, complete and accurate as at the date of this Agreement, except for (i) amendments which would not adversely affect the rights of the Partners if they were holders of OP Units on the date of such amendment, and (ii) the sixty (60) Day Amendment.

         (8) All financial information heretofore or hereafter furnished by PREIT or OP concerning such entities is, and shall be, true, complete and correct in all material respects as of the date therein specified. All of the information furnished and statements made by PREIT or OP to the Partnership with respect to this Agreement, and in the periodic filings (as updated) by PREIT or OP with the Securities and Exchange Commission, are true and correct in all material respects and do not misstate or fail to state any material fact.

         (9) PREIT or OP has not (i) made a general assignment for the benefit of creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

         (10) There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of PREIT or OP, or the debts of PREIT or OP, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for PREIT or OP.

         (11) PREIT and OP will be responsible for all activities, operations, debts, liabilities of and claims against the Partnership which arise and result from occurrences from and after Closing.

         (b) To the best knowledge of PREIT and OP, all of their representations and warranties set forth in this Agreement shall be true and correct in all material respects at the date of this Agreement, and shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all material respects as at the Closing Date.

         (c) All of the representations and warranties of OP and PREIT, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing through December 31, 1998 and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of PREIT or OP shall be brought, if at all, on or before December 31, 1998 or thereafter be forever barred and the limitations of liability as set forth in Paragraph (d) below shall apply to any such claim. The foregoing temporal limitation shall not apply in the case of fraud or intentional material misrepresentation.

         (d) OP and PREIT agree to indemnify the Partnership and each Partner, and hold harmless and defend the Partnership and each Partner, from and against any and all losses, costs, claims, liabilities, taxes (including taxes on any indemnification amount), damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the obligations, covenants, representations and/or warranties of OP and/or PREIT set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither the general partner nor any other partners of OP or any shareholders, officers or directors of PREIT shall have any personal liability, and no action of any kind shall be maintained against any of them or their respective assets, with respect to this Agreement and/or the transactions described in this Agreement, and the Partnership, its successors and assigns, shall look solely to the assets of OP and PREIT for the payment of any claim against or the performance of any obligation of OP and PREIT. The foregoing limitation of liability shall not apply in the case of fraud or intentional material misrepresentation.

         10. CONDITIONS TO THE OBLIGATIONS OF OP AND PREIT.

         (a) Without limiting any of the rights of OP and PREIT elsewhere set forth in this Agreement, the obligations of OP on PREIT under this Agreement shall be subject to the satisfaction of the conditions set forth following ("OP's Conditions"):

         (1) All of the representations and warranties of the Partnership set forth in this Agreement, subject to the Execution Date Qualifications, shall be true, accurate and correct in all material respects (aside from inaccuracies which are not adverse to the interests of the Partnership or OP) as of the Closing Date (as if made on the Closing Date).

         (2) The Existing Lender shall have consented to all of the transactions contemplated hereby without requiring prepayment, in whole or in any part, or change in the terms and conditions of the Existing Loan.

         (3) On or before the Closing Date, all of the management agreements pertaining to the Property shall have been terminated (effective as at the completion of the Closing on the Closing Date), without cost or expense to OP.

         (4) As at the Closing Date, the Existing Loan shall be in full force and effect, with no uncured default or presently-exercisable right to accelerate thereunder.

         (5) The Partnership and the Partners shall have delivered to OP all of the documents and other items required to be delivered by the Partnership to OP under the terms of this Agreement.

         (6) The General Partners shall have executed an agreement whereby they agree that they will be responsible for making all final distributions to the former Partners of the Partnership from (i) any amounts remaining in the Reserve Amount and/or Contingency Account (as the case may be) at the time of expiration of such Accounts, and (ii) any other Partnership funds that the General Partners hold, and shall indemnify OP for all claims relating thereto.

         (7) All of the Partners shall have agreed in writing to exchange their Interests for cash and/or OP Units and assignments for such Interests shall have been received by Closing, and consents to the transfers hereunder of their Interests by all of the Partners shall have been obtained.

         (8) The Partnership possesses as of the date hereof and shall continue to possess as of the Closing adequate written financial and other information pertaining to the period of the Partnership's ownership and operation of the Property (including, without limitation, management representation letters executed by the General Partners in the form of Exhibit G hereto; that will, in OP's reasonable opinion, enable OP and its Accountants to prepare, in a timely manner and without undue expense, financial statements for the Property that will comply with Rule 3-14 of Regulation S-X promulgated by the Commission and all other applicable Commission rules and regulations.

         (9) The PREIT Common Shares issuable by the OP, at the election of PREIT, upon redemption of the OP Units issuable by OP as a result of the transactions contemplated herein, shall have been approved for listing on the New York Stock Exchange upon official notice of issuance.

         (10) The fulfillment by the Partnership of such other conditions to Closing as are set forth in this Agreement, including, without limitation, the performance by the Partnership of the obligations and covenants of the Partnership set forth in this Agreement.

         (11) Op and the Partnership shall have reached mutual agreement on the amount of the Liabilities Reserve.

         (b) Each of OP's Conditions is for the benefit of OP, and, accordingly, any such condition may be waived by OP at any time.

         11. CONDITIONS TO THE OBLIGATIONS OF THE PARTNERSHIP AND THE
PARTNERS.

         (a) Without limiting any of the rights of the Partnership elsewhere set forth in this Agreement, it is agreed that the obligations of the Partnership and the Partners under this Agreement shall be subject to the satisfaction of the conditions set forth following (the "Partnership's Conditions"):

         (1) All of the representations and warranties of OP and PREIT set forth in this Agreement shall be true, accurate and correct as of the Closing Date (as if made on the Closing
                  Date).

         (2) OP shall have delivered to the Partnership all of the documents and other items required to be delivered by OP under the terms of this Agreement.

         (3) The fulfillment by OP of such other conditions to Closing as are set forth in this Agreement.

         (b) Each of the Partnership's Conditions is for the benefit of the Partnership, and, accordingly, any such condition may be waived by the Partnership at any time.

         (c) If any of the Partnership's Conditions shall not have been fulfilled by OP or otherwise satisfied on or before the dates specified above or if no date is specified by the Closing Date, or waived by the Partnership, the Partnership shall have the right to terminate this Agreement by written notice to OP, in which event this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, but subject to the provisions of Section 23 of this Agreement.

         11A. CONDITION TO ALL PARTIES' OBLIGATIONS.

         (a) The obligations of all of the parties under this Agreement shall be subject to the satisfaction of the condition set forth following (the "Mutual Condition"):

         (1) The Existing Lender shall have approved the transfer of the Existing Loan (and/or substitution of OP as general partner of the Partnership) or OP shall have received a commitment for substitute financing which can be closed within 45 days after the execution of this Contribution Agreement.

         (b) If the Mutual Condition shall not have been fulfilled or otherwise satisfied or waived by both parties, either party shall have the right to terminate this Agreement by written notice to the other party, in which event the Earnest Money Deposit shall be returned to OP and this Agreement shall, thereafter, be deemed null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, but subject to the provisions of Section 23 of this Agreement.

         12. INSPECTION PERIOD. Subject to the rights of existing tenants at the Property, OP shall have a period to and including the day following the date of execution hereof (the "Due Diligence Period") within which to cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice (i) to inspect any document related to any Property, including, without limitation, all Leases and related documents, documents pertaining to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts and annual and monthly operating statements, and (ii) to inspect, examine, survey, appraise and obtain engineering inspection and environmental reports with respect to the Property, documents pertaining to the Existing Loan, or all of the Property, and otherwise to do all that, which, in the opinion of PREIT, is necessary to determine the condition and value of the Property for the uses intended by OP, provided, however, that OP shall not conduct any environmental study beyond a Phase 1 level without the consent of the Partnership, which consent shall not be unreasonably withheld. OP may declare the Due Diligence Period ended at any earlier time. OP must be satisfied in all respects (in the sole and absolute discretion of OP) with the results of all reviews, inspections and investigations conducted by, or under, OP during the Due Diligence Period. If OP shall not be so satisfied, OP may, within the Due Diligence Period, terminate this Agreement, in which event OP shall have no obligation or liability under this Agreement, or with regard to the Partnership or the Property, and OP shall be entitled to the immediate return of the Earnest Money Deposit, and this Agreement shall, thereafter, be null, void and of no further force or effect, all, however, subject to Section 23. If not so terminated by OP, this Agreement shall continue in full force and effect according to its terms, and OP shall be considered to have waived any and all unsatisfactory conditions as a result of which OP could have terminated this Agreement pursuant to this Section 12, but this Agreement shall remain subject to all other conditions to OP's obligation to complete closing as set forth herein. OP shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports, and all financial and Lease audits. OP and PREIT shall indemnify and hold the Partnership and the Partners harmless from and against any and all loss, claims, damage and expense arising out of entry by OP and its agents onto the Property and any testing performed thereon; OP and PREIT shall repair any damage which it may cause as a result of any such entry and testing; OP and PREIT shall cause their entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to tenants at the Property. The indemnity and repair obligations of OP and PREIT are collectively referred to herein as the "Inspection Indemnity."

         OP and PREIT shall give written notice to the Partnership as soon as the Board has, pursuant to paragraphs (a)(3) and (a)(4) of Section 9 hereof, acted upon a request for approval of this Agreement and the transactions envisioned herein. In the event that the Board has failed to approve, or OP shall fail to give the Partnership notice of approval, within the Due Diligence Period, the Partnership shall have the right to terminate this Agreement by giving written notice to OP, in which event the Earnest Money Deposit shall be returned to OP and neither party shall have any further obligation under this Agreement, subject to Section 23.

         13.      TITLE.

         (a) At Closing, the Partnership will hold insurable fee simple title to the Property, free and clear of all liens, charges and encumbrances, except the Permitted Exceptions.

         (b) Within 5 days of the execution of this Contribution Agreement, the Partnership will furnish and deliver to OP a copy of the most recent title policy issued with respect to the Property and a copy of the most recent survey of the Property.

         (c) The obligation of OP to complete the transaction described in this Agreement is conditioned upon the ability of OP to obtain title insurance with respect to the Property insuring that, as of the Closing Date, title to the Property is not subject to any liens, encumbrances or other than the Permitted Exceptions.

         (d) The Partnership agrees that, upon the request of OP, it will provide an affidavit in such customary form as shall allow OP to obtain a non-imputation endorsement to the title policy purchased by OP.

         (e) If any title commitment, UCC search or survey discloses exceptions to title other than the Permitted Exceptions, or any other matter which does not conform to the requirements of this Agreement, OP shall so notify the Partnership in writing, such notice to be furnished to the Partnership, if at all, within fifteen (15) days following receipt by OP of the title commitments, the UCC searches and surveys, but not later than the last day of the Inspection Period. The Partnership shall have the right, but not the obligation, within fifteen (15) days from the date of the receipt of such notice by the Partnership (the "Correction Period"), to have each such unpermitted exception to title removed, or to correct each such other matter, in each case to the reasonable satisfaction of OP. OP shall have no obligation to close within the Correction Period unless the Partnership shall have caused each unpermitted exception to be removed or corrected to the reasonable satisfaction of OP. If, within the Correction Period, the Partnership fails to have each such unpermitted exception removed, or to correct each such other matter as aforesaid, OP may, at its option, and as the sole and exclusive remedy of OP, either (i) terminate this Agreement, in which event this Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement (subject to Section 23), and OP shall be entitled to the immediate return of the Earnest Money Deposit and any fees or costs incurred by OP in reviewing the state of title to the Property or obtaining a survey of the Property, or (ii) elect to take title to each Property as it then is. If OP fails to make either such election within five (5) days following the expiration of the Correction Period, OP shall be deemed to have elected option
(ii). Any exception to title (other than a Permitted Exception), or any other matter which does not conform to the requirements of this Agreement, to which the OP does not object, as aforesaid (and for this purpose if OP elects (or is deemed to elect) option (ii) all such exceptions and other matters shall be considered exceptions and other matters to which OP does not object), shall be deemed approved by OP, and shall be deemed to be an additional Permitted Exception. Notwithstanding anything to the contrary contained herein, the Partnership shall be obligated to remove (or to cause the title company to affirmatively insure over) at the expense of the Partnership (a) any mortgages or deeds to secure debt regarding any financing obtained by any Partnership, other than the Existing Loan; (b) any mechanic's or materialman's lien for work done on any Property on behalf of the Partnership; and (c) any other judgments or liens encumbering the Property.

         14.      CLOSING DATE.

         (a) If this Agreement shall not have been terminated by OP, or the Partnership, pursuant to their respective rights to do so set forth elsewhere herein, and within the time(s) herein limited, the closing of the transaction contemplated by this Agreement (the "Closing") shall occur on the second business day following the first business day on which all of the conditions to Closing set forth in Sections 10, 11 and 11A have been satisfied or waived in writing by the party or parties having a right to do so. OP and PREIT agree to use commercially reasonable good faith efforts to expeditiously attempt to obtain all necessary approvals of the Existing Lender. The Closing shall be held at OP's office, or at such other place, and at such time, as may be mutually agreed upon by the parties.

         (b) If the Closing shall not have occurred and this Agreement shall not otherwise have been terminated pursuant to a right to do so set forth herein by September 30, 1998, then at any time thereafter (and before the Closing or other termination of this Agreement) either party not in default of its covenants and agreements hereunder may terminate this Agreement upon at least five (5) days' notice to the other party, whereupon no party shall have any further rights or duties hereunder except as provided in Section 23(c). For purposes of the preceding sentence, OP and PREIT shall collectively be considered a single party.

         15.       CLOSING DOCUMENTS.

         (a) At or prior to the Closing, the Partnership shall deliver to OP the following, each of which shall be in form and substance satisfactory to
OP:

         (1) an estoppel certificate from the Existing Lender confirming that to its knowledge there is no default under the Existing Loan substantially in the form of Exhibit I;

         (2) any and all affidavits (including, but not limited to, a non-imputation affidavit), certificates or other documents reasonably and customarily required by the title company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement;

         (3) an update of the Rent Roll pertaining to the Property (including a listing of all delinquent and prepaid rents, and all security deposits (including all interest due to tenants pursuant to Pennsylvania or other applicable laws), dated as of (or as close as reasonably practicable to) the Closing Date, and represented and certified by the Partnership to be true, accurate, complete and correct in all material respects;

         (4) to the extent in the possession of the Partnership, all of the original Leases, Service Contracts and Equipment Leases (in the case of the Equipment Leases or Service Contracts, limited to those Equipment Leases or Service Contracts which constitute Transferred Liabilities) (such materials if at the rental office need not be brought to closing);

         (5) all keys to the Property in the possession of the Partnership, which shall remain at the rental office and need not be brought to closing;

         (6) duly executed certificates of title, and other transfer documents, with regard to any vehicle owned by the Partnership;

         (7) a certified copy of the Certificate of Limited Partnership of the Partnership, a good-standing certificate issued by the Corporation Bureau of the Commonwealth of Pennsylvania for the Partnership, certified resolutions and incumbency certificates from the General Partners, and such other evidence of the Partnership's power and authority as the title company or OP may reasonably request;

         (8) a letter to each of the tenants in the Property advising them of the change of beneficial ownership of the Property, and the transfer of the Security Deposits, and directing that rentals or other payments thereafter be paid to a payee designated by OP;

         (9) such existing maintenance records possessed by the Partnership in regard to the Property which OP may request not later than five (5) days prior to the Closing Date (which shall be delivered at the Property);

         (10) the currently effective Licenses regarding the Property, or other reasonably acceptable evidence of the right to use and occupy the Property;

         (11) signed notices to each utility service provider, advising of the change in beneficial ownership of the Property;

         (12) A Joinder Agreement and Assignment in the form of Exhibit B hereto, executed by each Partner.

         (13) a counterpart signature page of the Operating partnership Agreement on the Registration Rights Agreement in the form of Exhibit J hereto, executed by each Unit Partner;

         (14) A Subscription Agreement, including Exhibit A thereto, in the form of Exhibit K hereto, completed and executed by each Unit Partner;

         (15) a signed counterpart of the Amendment to the Operating Partnership Agreement admitting the Unit Partners as limited partners of OP (the "Amendment");

         (16) a statement of the aggregate amount of the Security Deposits (with interest) as shown on the updated Rent Roll, which amount shall be adjusted as more fully provided in Section 16 (d); and

         (17) such additional documentation as OP, or the title company, may reasonably deem necessary or desirable in order to effectuate the transaction contemplated by this Agreement; and

         (18) a signed counterpart of the Escrow Agreement-Reserve Amount in form substantially similar to Exhibit H.

         (b) At the Closing, OP shall deliver to the Partnership the following, each of which shall be in form and substance satisfactory to such
Partnership:

         (1) proof of the issuance of the OP Units allocated to the Unit Partners (by and through the execution and delivery of the Amendment, which shall evidence and reflect the ownership of the OP Units by such Partners);

         (2) proof of the payment of cash allocated to the Partners who have elected to receive cash in exchange for their Interests;

         (3)      subject to Section 16(d), a receipt for the Security Deposits;

         (4) a certificate of the Secretary of PREIT certifying that the Board of Directors of PREIT have duly adopted resolutions authorizing the transaction contemplated by this Agreement, and the execution of all of the Closing documents to be executed and delivered by OP pursuant to this Agreement;

         (5) a sworn statement on behalf of PREIT certifying that the person signing documents in connection with the transaction contemplated by this Agreement on behalf of OP is authorized to do so;

         (6)      a signed counterpart of the Registration Rights Agreement;

         (7)      counter-signed copies of the Subscription Agreement;

         (8)      a signed counterpart of the Amendment;

         (9) signed counterparts of all other documents listed in Section 15(a) required to be signed by OP;

         (10)     a certified copy of the Operating Partnership Agreement;

         (11) such additional documentation as the Partnership may reasonably deem necessary to effectuate the transaction set forth in this Agreement.

         16.      ADJUSTMENTS.

         (a) The following items shall be adjusted between the Partnership and OP as of the Closing Date (it being understood that OP shall have the benefit of moneys received and expenses incurred on the date of Closing) and shall be paid in cash at Closing:

         (1)      interest on the Existing Loan;

         (2)      real estate and personal property taxes,

         (3) rents under the Leases for the relevant month, as and when collected;

         (4)      coin operated laundry income;

         (5) charges for water, sewer, electricity, fuel, gas, telephone and other utilities, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any such utilities is measured by meters, at Closing the Partnership shall furnish a current reading of each meter, and provided, further, that if there is not a meter, or if the meter(s) cannot be read by the relevant utility prior to the Closing, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued, and shall be further adjusted when the bills for the period including the Closing Date are issued;

         (6) amounts paid or payable under the Service Contracts which constitute Transferred Liabilities;

         (7)      fees paid for assignable current Licenses;

         (8) insurance and tax escrows; prepaid real estate taxes; prepaid mortgage insurance; replacement reserve escrows; other expenses of operation; and

         (9) any special assessment for public improvements or otherwise which is or may become payable with respect to the Property in annual installments; such other amounts as are customarily adjusted between parties to similar transactions in the local jurisdiction.

         (b) Rents which are due and payable to the Partnership by any tenant but uncollected as of the Closing Date shall not be adjusted at the Closing. All rents collected by the Partnership after the Closing Date shall be applied
(i) first to any due but unpaid rentals accruing subsequent to the Closing Date, then (ii) to any rents past due for the calendar month in which the Closing Date occurs (subject to adjustment), and (iii) then to any rents due and unpaid prior to the Closing Date (other than those described in clause
(i)). All rent collected after Closing for any period prior to the Closing shall belong to the former Partners of the Partnership, and if paid to OP or the Partnership, OP shall promptly send such rent to the General Partners for distribution to the former Partners of the Partnership pursuant to the agreement described in subparagraph (a)(6) of Section 10, less all reasonable expenses incurred by OP or the Partnership, if any, in regard to the collection thereof. At the Closing, the Partnership shall deliver to OP a schedule of all such past due, but uncollected rents owed by tenants. All rents collected by the Partnership prior to Closing, for rental period(s) subsequent to the Closing shall be paid by the Partnership (and not distributed pursuant to Subsection 3(f) of this Agreement) to OP at the Closing or deducted as an adjustment at Closing. All rents collected by OP or the Partnership for rental periods after the Closing shall belong to the Partnership, and if paid to the former Partners of the Partnership, the former Partners of the Partnership shall promptly send such rent to the Partnership.

         (c) Any adjustment estimated at the Closing shall be finally adjusted as soon as practicable after the Closing. Any error in the calculation of apportionments shall be corrected subsequent to the Closing with appropriate credits to be given based upon corrected adjustments; provided, however, that all adjustments (except as to errors caused by misrepresentation) shall be deemed final on December 31, 1998.

         (d) At the option of either party, immediately prior to Closing the Partnership shall be entitled to distribute to its Partners all amounts held in its Security Deposit accounts, in which event there shall be an adjustment at Closing of an amount equal to the aggregate amount of the Security Deposits (with interest, if required to be paid on such deposits) shown on the updated Rent Roll provided by the Partnership.

         (e) The Partners shall be responsible for, and shall make arrangements for payment of, all amounts due to the Closing Date for employees, salaries, accrued vacation pay, withholding and payroll taxes, and other benefits, and any management fee affecting the Property (the General Partners may utilize one or more payroll periods after Closing to finalize these payments); the Partnership shall be responsible for all such expenses commencing upon the Closing Date.

         (f) The General Partners and OP shall agree upon the amount of the current liabilities of the Partnership (other than the Existing Loan) which is to be included in the Liabilities Reserve.

         17. POSSESSION. Upon completion of the Closing, the Partnership shall retain full and complete possession of the Property, subject only to the Permitted Exceptions and such other agreements and matters as may be agreed to by the General Partners and OP.

         18.      CONDEMNATION AND DESTRUCTION.

         (a) If, prior to the Closing Date, the Property, or any part of any building included in the Property, is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Partnership shall notify OP of such fact, and OP shall have the option (which option shall be set forth in a notice from OP to the Partnership given not later than fifteen (15) business days after receipt of the notice from the Partnership):

         (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to OP, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties, subject to Section 23; or

         (ii) to accept the Interests of the Accepting Partners, without abatement of the Consideration, in which event the Partnership shall be entitled to receive and keep all amounts awarded or to be awarded to the Partnership as the result of the taking (and, without limiting the generality of the foregoing, Subsection 3(f) shall not apply to such amounts).

A failure by OP to make a timely election pursuant to the preceding sentence shall be considered an election pursuant to clause (ii) thereof.

         (b) If, prior to the Closing Date, all or any material part of any Property is damaged or destroyed by fire or other casualty, the Partnership shall notify OP of such fact, and OP shall have the option (which option shall be set forth in a notice from OP to the Partnership given not later than fifteen (15) business days after receipt of the notice from the Partnership):

         (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to OP, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties, subject to Section 23; or

         (ii) to accept the Interests of the Accepting Partners, in which event the Partnership shall be entitled to receive and keep the insurance proceeds awarded or to be awarded to the Partnership as the result of such damage or destruction (and, without limiting the generality of the foregoing, Subsection 3(f) shall not apply to such proceeds), and the Consideration shall be reduced by the amount of any deductible under the applicable insurance policies of the Partnership.

A failure by OP to make a timely election pursuant to the preceding sentence shall be considered an election pursuant to clause (ii) thereof.

         (c) In the event there is damage to or destruction of an immaterial part of the Property by fire or other casualty, such damage or destruction shall, subject to receipt of insurance proceeds, be repaired promptly by the Partnership, and in the event such damage or destruction cannot be fully repaired by the Closing Date, then the Closing shall be held as scheduled, and OP shall accept the Interests of the Accepting Partners without abatement of the Consideration, in which event the Partnership shall be entitled to receive and keep the insurance proceeds awarded or to be awarded to the Partnership as the result of such damage or destruction (and, without limiting the generality of the foregoing, Subsection 3(f) shall not apply to such proceeds), and the Consideration shall be reduced by the amount of any deductible under the applicable insurance policies of the Partnership.

         (d) An "Immaterial" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be $250,000, or less, and a "Material" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than $250,000.

         19.      [INTENTIONALLY OMITTED]

         20. BROKER'S COMMISSION. The Partnership and OP each represent to the other than the transaction described in this Agreement was not brought about or assisted in any way by any broker, firm or salesman, or other person or persons acting or functioning as, or in a role similar to a broker (any such broker, firm or salesman, or other person, is herein referred to as a "Broker"), except CB Richard Ellis, to whom OP shall pay a real estate brokerage commission in the amount of $373,190 at the time of, and in conjunction with the Closing of the transaction under this Agreement. The amount of the brokerage commission paid by OP shall be a reduction of the Consideration as provided in paragraph (e) of Section 3. OP and the Partnership each agrees to indemnify the other from and against any claim and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party, this indemnity and representation shall survive Closing.

         21. EARNEST MONEY. Concurrently with the execution of this Agreement by both OP and the Partnership, OP will deposit $250,000 by check (the "Earnest Money Deposit") with the Disbursing Agent. The Earnest Money Deposit shall be held pursuant to the terms of an Escrow Agreement in the form of Exhibit F attached hereto and disbursed as provided in Section 23. As used anywhere in this Agreement, the term "Earnest Money Deposit" includes all earnings thereon, if any.

         22. COOPERATION. At all times during the term and pendency of this Agreement, the Partnership will cooperate fully with OP in all reasonable manner in providing books, records and other documentation for review, including, without limitation, all Leases and related documents, copies of documentation relating to the Existing Loan, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, service contracts, real estate tax receipts, copies of tax returns filed by the Partnership, and annual and monthly operating statements relating to the Property, and in the possession of, or reasonably available to the Partnership. Subject to existing tenant leases, the Partnership will provide access to the Property for all physical inspections required by OP. The Partnership will provide access by the representatives of OP to all financial and other information relating to the Property in the possession of or reasonably available to the Partnership as is sufficient to enable such representatives to prepare audited financial statements, at the expense of OP, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission"), and any registration statement, report or disclosure statement required to be filed with the Commission. OP shall conduct itself and its examinations in a manner to minimize disruption to the staff and tenants of the Partnership and Property.

         23. DEFAULTS AND REMEDIES.

         (a) If the Partnership fails or refuses to perform in accordance with the terms of this Agreement, including, without limitation, the failure or refusal to perform any covenant or obligation to be performed by the Partnership prior to the Closing, or if any of the representations and warranties of the Partnership contained in this Agreement, shall not be true, complete and correct at Closing (aside from inaccuracies and omissions which are not material or not adverse to the interests of the Partnership or OP), OP may, as its exclusive remedies, seek to specifically enforce any covenant or obligation which the Partnership fails or refuses to perform or terminate this Agreement, in which event (or if this Agreement is terminated by either party pursuant to Subsection 14(b)) the Earnest Money Deposit shall be returned to OP at which time this Agreement shall be deemed to be null, void and of no further force or effect between the parties (subject to subsection (c)).

         (b) If OP or PREIT fails or refuses to perform in accordance with the terms of this Agreement, including, without limitation, the failure or refusal to perform any covenant or obligation to be performed by OP or PREIT prior to the Closing, or if any of the representations and warranties of OP or PREIT contained in this Agreement shall not be true, complete and correct at Closing, the Partnership may terminate this Agreement, in which event, the Earnest Money Deposit shall be paid to the Partnership as liquidated damages (which shall be the sole and exclusive remedy of the Partnership against OP or PREIT), at which time this Agreement shall be deemed to be null, void and of no further force or effect between the parties (subject to subsection (c)). In that regard, the Partnership acknowledges and agrees that (i) the Earnest Money Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by the Partnership as a result of having subjected the Interests to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by the Partnership as a result of such failure of OP to close under this Agreement would be extremely difficult and impractical to determine; (iii) OP seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of OP under this Agreement; and (iv) the Earnest Money Deposit shall be and constitute valid liquidated damages. The foregoing limitation shall apply only in the event that OP does not close the transaction contemplated by this Agreement, and such limitation shall not apply in the event that OP closes and thereafter OP or PREIT breaches one or more of its obligations hereunder after Closing.

         (c) The Inspection Indemnity and the provisions of Section 20 shall survive Closing or other termination of this Agreement.

         24. OTHER PROHIBITED ACTIVITIES.

         (a) From and after the end of the Due Diligence Period and provided that this Agreement has not been terminated, the Partnership will cease to market the Property, and, in that regard, the Partnership will refrain from soliciting or accepting any offer from any third party, or, engaging in any discussion with any third party concerning the sale, refinancing or recapitalization of the Property.

         (b) Both OP and the Partnership agree to keep this Agreement confidential, and not to disclose its contents to anyone except their respective lenders, legal counsel and accountants, and except to the Partners in connection with the Offer and except that PREIT may make such public announcements and may make such filings with the Securities and Exchange Commission regarding the transaction contemplated by this Agreement, as may, in its judgment, be required by, or appropriate under, applicable securities laws.

         25. RISK OF LOSS. Until the Closing, the risk of loss or damage to all or any part of any Property, from fire or other casualty, or from condemnation, shall be borne by the Partnership, subject to the terms of this Agreement.

         26. NOTICES.

         (a) All notices, demands, or requests made and/or given pursuant to, under, or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made and/or given, by nationally recognized courier service, or by personal delivery, to the addressee at the address that shall most recently have been designated, by effective notice hereunder from the addressee to the sender, as the addressee's desired address for notices hereunder (or, prior to any such notice, at the address for the addressee set forth below):

         (i) if to the Partnership or the General Partners:

                  The Woods Associates
                  60 East 42nd Street
                  Room 2825
                  New York, New York 10165-0020
                  Attn: Michael I. Glick

                  with copies to:

                  the Woods Associates
                  60 East 42nd Street
                  Room 2446
                  New York, New York 10165-0020
                  Attn: Lester S. Morse, Jr.

                  and:

                  Holt, Ney, Zatcoff & Wasserman, LLP
                  One Galleria Parkway
                  Suite 600
                  Atlanta, GA 30339-5911
                  Attn: Sanford H. Zatcoff, Esq.

                  and

         (ii)     if to OP or PREIT:

                  PREIT Associates, L.P.
                  455 Pennsylvania Avenue
                  Fort Washington, Pennsylvania 19034
                  Attention:  Jeffrey A. Linn, Senior Vice President
                  Telephone:  215/542-4183
                  Facsimile:  215-542-9179

                  with copies to:

                  PREIT-RUBIN, Inc.
                  The Bellevue - Third Floor
                  200 South Broad Street
                  Philadelphia, Pennsylvania 19107
                  Attention:  Jeffrey A. Linn
                  Telephone:  215/875-0748
                  Facsimile:  215/546-0240

                  and:


                  John W. Fischer, Esq.
                  Drinker Biddle & Reath LLP
                  1000 Westlakes Drive, Suite 300
                  Berwyn, Pennsylvania 19312
                  Telephone:  610/993-2221
                  Facsimile:  610/993-8585

         (b) Any such notice, demand or request shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.

         27. ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assigned or transferred by the Partnership or by OP without the prior written consent of either party, such consent to be granted or withheld for any reason or no reason; provided, however, that OP shall have the right to designate and assign to an affiliate of the OP, without the prior consent of the Partnership or the Partners, its right to receive the assignment of the General Partners' Interests.

         28. GOVERNING LAW. This Agreement shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly within the Commonwealth of Pennsylvania without giving effect to the conflicts-of-laws principles thereof.

         29. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the various documents referred to herein contains, or incorporates, all of the terms agreed upon between the parties with respect to the subject matter, and supersedes any and all prior written or oral understandings. This Agreement may not be modified or amended except in, and by, a written instrument executed by the parties hereto.

         30. WAIVER. No waiver by either party of any failure or refusal of the other party to comply with any of the obligations of such party hereunder shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

         31. HEADINGS. The headings of the various sections and articles of this Agreement have been inserted only for purposes of convenience, and are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

         32. CONDITION OF APARTMENTS. The Partnership will use commercially reasonable efforts, in accordance with its existing business practices, to ensure that at the time of the Closing the vast majority of apartment units are in rentable condition. The parties recognize that tenants at the Property move out at various times and that it may not be possible for all units to be fully prepared at the time of Closing. Accordingly, the Partnership shall be fully responsible for insuring that all units that have been vacated 10 or more days prior to Closing shall be in full rentable condition. In the event that any apartment unit vacant 10 or more days prior to Closing is not in rentable condition, OP shall receive a closing credit equal to the amount reasonably necessary to bring that unit to rentable condition based on a standard typical for the Property. For units vacated within 10 days prior to Closing, the Partnership will continue to use commercially reasonable efforts, in accordance with its existing business practices, to prepare such units for subsequent tenancy, however, if any such units are not in full rentable condition at the time of Closing there shall be no credit given to OP.

         33. MISCELLANEOUS.

         (a) The Partnership acknowledges that audited financial statements pertaining to the Property for a minimum of one, and a maximum of three, prior calendar year(s) of operation, and the portion of the calendar year in which the Closing occurs, up to the Closing Date, are required to be filed by OP with the Securities and Exchange Commission after the Closing. Accordingly, the General Partners shall provide OP, and its representatives, with access to the books and records of the Partnership pertaining to the Property after the Closing, upon reasonable advance notice, in order to conduct the required audit, at the expense of OP.

         (b) The parties hereto recognize that, at the Closing Date, the Partnership will terminate for federal income tax purposes. The General Partners hereby covenant to cause the tax returns to be prepared for the Partnership for the period up to the Closing Date. Such tax returns shall be prepared in a matter consistent with the Partnership's prior returns. The General Partners will provide OP with a copy of the return at least twenty days prior to the filing of the return. The General Partners shall make the
Section 754 election on the return. OP shall make available to the General Partners (and their representatives) promptly upon request, all financial and other information relating to the Partnership which is necessary to permit the General Partners to file a tax return on behalf of the Partnership for its taxable year ended on the Closing Date, and for such other purposes as may be requested by the General Partners in order to wind up business affairs for the entity and the Partners.

         (c) Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement, or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

         (d) The General Partners shall cause tax returns for the Partnership for the period up to the Closing Date to be completed within one hundred twenty (120) days of the Closing Date. A copy of such final tax return shall be submitted to OP twenty (20) days before its filing with the IRS.

         (e) The date upon which this Agreement shall have been signed by both the Partnership and OP shall be considered to be the date of this Agreement.

         (f) The Partnership and the General Partners agree that they will not trade in common stock of PREIT, or cause such stock to be traded on their behalf, prior to the Closing Date.

         (g) This Agreement may be executed in counterparts and by facsimile signatures.

         IN WITNESS WHEREOF, the Partnership, OP and PREIT have executed this Agreement as at the day and year first above written.

                  THE WOODS ASSOCIATES,
                  a Pennsylvania limited partnership

                  By: Glick Woods Corp., its General Partner


                      By: /s/ Michael I. Glick
                          ----------------------------------

                      Title: President
                             -------------------------------

                      Date: July 24, 1998
                            --------------------------------

                  PREIT ASSOCIATES, L.P.
                  By: Pennsylvania Real Estate Investment Trust,
                      its General Partner


                      By: /s/ Jeffrey A. Linn
                          ---------------------------------

                      Title: Senior Vice President
                             ------------------------------

                      Date: July 24, 1998
                            -------------------------------

                   PENNSYLVANIA REAL ESTATE
                   INVESTMENT TRUST


                      By: /s/ Jeffrey A. Linn
                          ---------------------------------

                      Title: Senior Vice President
                             ------------------------------

                      Date: July 24, 1998
                            -------------------------------

                            CONTRIBUTION AGREEMENT

                 (The Woods Associates/PREIT Associates, L.P.)

                                     LIST
                                      OF
                            SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1        -        Schedule of Partners

Schedule 2        -        Schedule of Services Contracts and Equipment Leases

Schedule 3        -        Schedule of Liabilities

Schedule 4        -        Schedule of Permitted Title Exceptions

Schedule TL                Schedule of Transferred Liabilities


EXHIBITS

Exhibit A         -        Description of the Land

Exhibit B         -        Joinder Agreement and Assignment

Exhibit C         -        Registration Rights Agreement

Exhibit D         -        Rent Roll

Exhibit E         -        Operating Partnership Agreement

Exhibit F         -        Escrow Agreement - Earnest Money Deposit

Exhibit G         -        Representation Letter

Exhibit H         -        Escrow Agreement - Reserve Amount

Exhibit I         -        [RESERVED]

Exhibit J                  Counterpart Signature to the Operating Partnership
                           Agreement and the Registration Rights Agreement

Exhibit K                  Subscription Agreement

                                PREIT/THE WOODS

                                AMENDMENT #1 TO

                            CONTRIBUTION AGREEMENT

         This Amendment, by and among THE WOODS ASSOCIATES, a Pennsylvania limited partnership (the "Partnership"), PREIT ASSOCIATES, L.P., a Delaware limited partnership ("OP"), and PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust ("PREIT"),

                             W I T N E S S E T H:

         WHEREAS, the parties hereto are the parties to a certain Contribution Agreement (the "Agreement"); and

         WHEREAS, the parties desire to modify the Agreement as more particularly provided hereinafter;

         NOW, THEREFORE, the parties do hereby agree as follows.

         A. AMENDMENTS.

         1. Schedule 1 to the Agreement is hereby replaced with Schedule 1 attached hereto.

         2. Paragraph 8(a)(40) of the Agreement is hereby amended to read as follows.

         (40)     To the best knowledge of the Partnership, the footnotes to
                  Schedule 1 are accurate.

         B. EFFECTIVE DATE. The Amendments made by division A hereof shall be effective as of and from and after the effective date of the Agreement.

         C. REAFFIRMATION. Except as hereby modified, the Agreement remains and shall remain in full force and effect.




                     [This space intentionally left blank]

         D. COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which (consisting of one set of textual pages and one or more signature pages, each signed by one or more parties and collectively exhibiting the signatures of all parties) shall be deemed an original and all of which shall constitute one agreement. The signature of any party on a signature page intended by such party to be appended to a counterpart shall be deemed to be a signature to, and may be appended to, any counterpart, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

         E. COPIES RELIABLE AND ADMISSIBLE. This Amendment shall be considered to have been executed by a person if there exists a photocopy or facsimile copy (or a photocopy of a facsimile copy) of an original hereof (or of a counterpart hereof) which has been signed by such person. Any photocopy or facsimile copy (or photocopy of a facsimile copy) of this Amendment or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original.

         WITNESS OUR HANDS on the dates indicated, but as of the effective dates hereinbefore specified.

Date: August 7, 1998             THE WOODS ASSOCIATES
      ------------------

                                 By: Glick Woods Corp., General partner


                                          By: /s/ Michael Glick
                                              --------------------------------


Date: August 7, 1998             PREIT ASSOCIATES, L.P.
      ------------------

                                 By: Pennsylvania Real Estate Investment Trust General Partner


                                          By: /s/ George R. Rubin
                                              --------------------------------


Date: August 7, 1998             PENNSYLVANIA REAL ESTATE INVESTMENT
      -----------------          TRUST


                                  By: /s/ George R. Rubin
                                  --------------------------------------------

                            CONTRIBUTION AGREEMENT

                 (The Woods Associates/PREIT Associates, L.P.)


                                  Schedule 1
                             Schedule of Partners

                                  (p. 1 of 3)

            Robyn Teszler                                      0.26%
           Susan T. Slader                                     0.26%
           David J. Teszler                                    0.26%
            Thomas Teszler                                     0.26%
           Virginia A. Loeb                                    0.31%
            David A. Loeb                                      0.31%
            Oliver Mendell                                     0.34%
             Marcia Nacht                                      0.34%
       Stephen Berman-Trustee(1)                               0.34%
             James Morse                                       0.34%
             David Jaffee                                      0.34%
             Elise Jaffee                                      0.34%
            Richard Jaffee                                     0.34%
             Roger Strong                                      0.34%
          L. Anthony Montag                                    0.34%
           Jane F. Scovell                                     0.34%
           Alan H. Scovell                                     0.34%
        Pentastirp Partnership                                 0.34%
              Joan Morse                                       0.34%
             Steven Morse                                      0.34%
          Frances Berkowitz                                    0.34%
        Virginia B. Slaughter                                  0.41%
          Morse Woods Corp.                                    0.50%
          Glick Woods Corp.                                    0.50%
             Claire Morse                                      0.51%

--------
(1) Two equal remainder beneficiaries: James Lee Montag, Jr. (0.17%) and Emily Montag Vaughn (0.17%).

                            CONTRIBUTION AGREEMENT

                 (The Woods Associates/PREIT Associates, L.P.)


                                  Schedule 1
                             Schedule of Partners

                                  (p. 2 of 3)

                Richard Morse                                      0.51%
                Lester Halpern                                     0.51%
               Roberta Halpern                                     0.51%
                Edward Herbst                                      0.68%
            Julia B. Siegel Trust(2)                               0.68%
     Walter M. Grant Trustee - J. Montag(3)                        0.68%
    J. Andrew Abrams Trustee - A. Montag(4)                        0.68%
              A. Montag & Assoc.                                   0.68%
                 Michael Loeb                                      1.02%
                David Auerbach                                     1.02%
               Dr. Claude Bloch                                    1.02%
                Richard Eisner                                     1.02%
                Melvin Howard                                      1.02%
          Estate of Richard Kaplan(5)                              1.02%
           Estate of Sylvia Kaplan(6)                              1.02%
           Melvin Scovell-Trustee(7)                               1.02%

--------
(2) Interest is held outright by Julia B. Siegal.

(3) Two equal remainder beneficiaries: James Lee Montag, Jr. (0.34%) and Emily Montag Vaughn (0.34%).

(4) Four equal remainder beneficiaries: Helen Montag (0.17%), Alice Montag Tisch (0.17%), Edward Montag (0.17%) and John Montag (0.17%).

(5) One residual beneficiary: Joan Kaplan (1.02%).

(6) Two equal residual beneficiaries: Rona Roob (0.51%) and Susan diamond
    (0.51%).

(7) Five equal remainder beneficiaries: Julia Kaufman (0.204%), Alice Coleman (0.204%), Helen Summers (0.204%), Edward Scovell (0.204%) and Claire La Zebnik (0.204%).

                            CONTRIBUTION AGREEMENT

                 (The Woods Associates/PREIT Associates, L.P.)


                                  Schedule 1
                             Schedule of Partners

                                  (p. 3 of 3)

             Robert Shasha                                      1.02%
           Richard Towne, Jr.                                   1.02%
           Robert Winthrop II                                   1.02%
               Enid Morse                                       1.02%
             Elliot Jaffee                                      1.02%
              Barbara Barr                                      1.36%
             Edward Bermas                                      1.36%
              Molly Lazar                                       1.36%
             Dorothy Rosen(8)                                   1.36%
              Ronnie Glick                                      1.70%
             Linda Blinken                                      2.05%
             Margot Linton                                      2.05%
             Hanina Shasha                                      2.05%
             Peter Tishman                                      2.05%
             Steven Tishman                                     2.05%
             Anita Tishman                                      2.05%
     Estate of Lawrence Fleischman(9)                           2.73%
              Stuart Paley                                      3.07%
            Barbara Stanton                                     4.09%
             Michael Glick                                     20.86%
              Lester Morse                                     22.91%



--------
(8) Interest held by Dorothy Rosen is held by her as nominee for herself (0.68%), Kathleen Rosen (0.272%) and Gregory Panger (0.408%).

(9) One beneficiary: Barbara Fleischman.